Exhibit 99.(c)(4)

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Presentation to the Board of Directors

Goldman, Sachs & Co.
19-July-2004

Table of Contents

I.	Transaction Summary

II.	Review of AMC’s Business and Financials

III.	Valuation Discussion

IV.	Review of Alternatives

Goldman Sachs does not provide accounting, tax or legal advice.  In addition, we mutually agree that, subject to applicable law, you (and your employees, representatives and other agents) may disclose any aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, and all materials of any kind (including tax opinions and other tax analyses) related to those benefits, with no limitations imposed by Goldman Sachs.

Description of Relationship between Goldman Sachs and the Company, Apollo, and J.P. Morgan Partners

Goldman, Sachs & Co. and its affiliates (“Goldman Sachs”) have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction.  We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as joint lead manager of a secondary public offering of common stock of the Company in March 2002.  We have also provided and are currently providing certain investment banking services to affiliates of the Apollo Investors, including Apollo Management, L.P., and have invested, and may invest in the future, together with affiliates of the Apollo Investors in various enterprises from time to time, including in connection with the acquisition of Ondeo Nalco Company (“Nalco”) in November 2003 (in connection with such transaction, an affiliate of Goldman Sachs served as one of the underwriters of debt securities, the proceeds of which were used to fund the acquisition of Nalco) and the acquisition of Cablecom Holding AG (“Cablecom”) in November 2003, including having acted (i) as a participant in a revolving credit facility of National Financial Partners, a portfolio company of an affiliate of the Apollo Investors (“NFP”), in April 2003, (ii) as book-running co-lead manager of the initial public offering of common stock of NFP in September 2003, (iii) as book-running joint manager of a secondary public offering of common stock of NFP in March 2004, (iv) as book-running lead manager of the initial public offering of common stock of SpectraSite, Inc., a portfolio company of an affiliate of the Apollo Investors (“SpectraSite”), in October 2003, (v) as book-running lead manager of a secondary public offering of common stock of SpectraSite in February 2004, (vi) as book-running lead manager of a secondary public offering of common stock of SpectraSite in May 2004, (vii) as lead manager of the initial public offering of common stock of Compass Minerals International Inc., a portfolio company of an affiliate of the Apollo Investors (“Compass”), in December 2003, (viii) as co-lead manager of a secondary public offering of common stock of Compass in July 2004, (ix) as a participant in a bridge loan for United Agri Products, a portfolio company of an affiliate of the Apollo Investors (“UAP”), in November 2003, (x) as co-lead manager of a public offering of high yield bonds of UAP in December 2003, (xi) as co-lead manager of a public offering of high yield bonds of UAP in January 2004, (xii) as co-lead manager of a public offering of high yield bonds of Cablecom in April 2004, and (xiii) as co-lead arranger of a bank loan for Cablecom in June 2004.  We have also provided and are currently providing certain investment banking services to JPMP and the affiliates of JPMP, and have invested, and may invest in the future, together with the affiliates of JPMP in various enterprises from time to time, including having acted (i) as a co-investor in the acquisition of Berry Plastics Corporation (“Berry”), in July 2002, (ii) as co-advisor to Berry in its acquisition of Landis Plastics Inc. in October 2003, (iii) as lead co-manager of a public offering of high yield bonds of Berry in July 2002, (iv) as lead co-manager of a public offering of high yield bonds of Berry in November 2003, (v) as an advisor to National Waterworks Inc., a portfolio company of an affiliate of JPMP (“NWW”), in November 2002, (vi) as book-running lead manager of a public offering of high yield bonds of NWW in November 2002, (vii) as joint lead arranger of a bank loan for NWW in November 2002, (viii) as joint lead arranger of a bank loan for NWW in August 2003, (ix) as co-manager of a term loan amendment and add-on for NWW in December 2003,  (x) as underwriter of a public offering of senior convertible notes of Guitar Center Inc., a portfolio company of an affiliate of JPMP (“Guitar”), in June 2003 and (xi) as joint lead manager of a public offering of common stock of dj Orthopedics LLP, a portfolio company of an affiliate of JPMP (“Orthopedics”), in November 2001. Goldman Sachs may also provide investment banking services to the Company, JPMP and the Apollo Investors, and their respective affiliates, in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals.  In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, JPMP, the Apollo Investors and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and affiliates of JPMP and the Apollo Investors for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

I.              Transaction Summary

Transaction Summary

AMC Company Overview

•       AMC Entertainment Inc. (“AMC”) is one of the world’s leading theatrical exhibition companies, operating 232 theatres with a total of 3,544 screens worldwide

•    93% of screens located in North America

•       The Company develops and operates megaplex and multiplex theatres, primarily in large metropolitan markets

•    Leading theatre asset quality, with industry-leading screens per theatre (15.3)

•       Theatrical exhibition revenues are generated primarily from box office admissions and theatre concession sales

•    Box office revenue per screen ($365k)

•    Other sources of revenue include on-screen advertising, rental of theatre auditoriums, sale of gift certificates and revenue from arcade games

•       Total Enterprise Value as of 7/16/2004 of $1,576mm with a market capitalization of $1,161mm at current share price of $14.55 per share. Operating performance:

FY Ending 3/31	FY2003		FY2004

Revenue	$1.79	bn	$1.78	bn

EBITDA	$230.9	mm	$253.3	mm

Margin	12.9%		14.2%

JPMorgan Partners Overview

•       J.P. Morgan Partners, LLC (“JPMP”) is a leading private equity organization focused on diversifying its portfolio of investments in middle-market buyouts, growth equity and venture in the United States and Europe

•    $6.5bn global fund

•    130 investment professionals working in nine principal offices

•       As the private equity arm of JPMorgan Chase & Co, a leading global financial services firm, JPMP has access to an integrated network with worldwide resources and operations in over 50 countries(1)

•    JPMorgan Chase & Co. has an enterprise value of $225.1bn, market capitalization of $127.8bn, and LTM EBITDA of $19.3bn(2)

•       Since its inception in 1984, JPMP has closed more than 1,300 individual transactions including

•    $3.0bn investment in UniSource Energy Corporation with KKR

•    $925mm acquisition of ABB’s Oil & Gas business with Candover and 3i

•    $610mm acquisition of IMO Car Wash Group from Bridgepoint

Transaction Overview

•       Purchase of the outstanding shares of AMC for $19.50 per share with Apollo, AMC’s private equity investor, participating partially in the transaction

•    Apollo will roll 44% of its shares ($388mm) for a 49% stake in the new entity

•    Resulting enterprise value of $2.052bn(3)

•    Agreement includes a fiduciary out and a break-up fee (payable to JPMP and other third party investors only)

•    Transaction contingent on obtaining financing

Source for projections: AMC management

(1)     The new JPMorgan Chase & Co. was created on July 1, 2004, upon completion of the merger between J.P. Morgan Chase & Co. and Bank One Corporation.

(2)     Source: S&P Compustat 7/8/04 and Moody’s 7/16/04.

(3)     Total share count includes 4.7mm shares issued to preferred holders in change of control.

II.            Review of AMC’s Business and Financials

Description of AMC Entertainment

Company Overview

•       AMC Theatres Entertainment (AMC), is the world’s second largest theatre chain and the exhibition industry’s leader in modern, high volume megaplex style theatres

•    Headquartered in Kansas City, MO

•    17,200 employees

•    3,544 screens, with locations in most major markets in the United States and seven other countries

•    89% of screens located in U.S., 11% located internationally

•    200mm moviegoers attend AMC theatres each year

•    AMC theatres are located in 88% of the top 25 U.S. DMAs and over 72% of the top 50 DMAs

•    $1,576mm enterprise value, $1,161mm equity value at 7/16/04

•    $253mm EBITDA and $1.78bn revenue for FY2004(1)

•       The company focuses its strategy to grow value by delivering asset quality and superior customer service, by maintaining:

•    Highly productive theatres

•    A modern theatre circuit

•    Broad major market coverage

•    Prime theatre locations

•    Fast and friendly service delivery

•       AMC’s strategy has been to continue to optimize its theatre portfolio through selective building, disposition of older, obsolete theatres, and acquisition of circuits that fit the company’s criteria for asset quality and market coverage

•       Company Management:

•    Peter C. Brown, CEO

•    Philip M. Singleton, COO

•    Craig R. Ramsey, CFO

•    John D. McDonald, Executive VP

•    Kevin Connor, General Counsel

Domestic Market Presence

[GRAPHIC]

FY 2004 Revenue	Screen Locations

[CHART]	[CHART]

(1)     FY2004 ended April 1, 2004.  Per AMC management.

AMC vs. Industry Competitors(1)

Screens	Screens/Theatre

[CHART]	[CHART]

LTM Box Office Revenue/Screen	LTM EBITDAR/Screen(2)

[CHART]	[CHART]

Source: AMC management and company filings

(1)     LTM ending 3/31/04 except for LTM Box Office Revenue / Screen which is as of 12/31/03.  Loews data as of 12/31/03.

(2)     Using total LTM EBITDAR for Loews instead of attributable EBITDAR as of 12/31/03.

AMC Financials

Historical and Projected Annual Income Statement

($ in millions)

Fiscal Year Ending	Historical Financials					Projected Financials
March,	2000	2001	2002	2003	2004	2005	2006	2007	2008

Theaters	211	180	181	239	232	229	225	224	221
Screens	2,906	2,771	2,899	3,524	3,544	3,561	3,577	3,630	3,626
Attendance (000’s)	152,943	151,075	158,241	197,375	186,989	184,885	185,221	189,690	197,603
Revenue	$1,116.9	$1,215.1	$1,337.9	$1,785.1	$1,782.8	$1,840.0	$1,885.1	$1,970.3	$2,093.8
Sales Growth		8.8%	10.1%	33.4%	(0.1)%	3.2%	2.5%	4.5%	6.3%
EBITDAR	316.4	362.8	398.4	531.3	567.4	608.0	625.3	658.0	703.9
Margin	28.3%	29.9%	29.8%	29.8%	31.8%	33.0%	33.2%	33.4%	33.6%
EBITDA(1)	117.6	133.6	163.6	230.9	253.3	278.2	288.0	310.1	345.7
Margin	10.5%	11.0%	12.2%	12.9%	14.2%	15.1%	15.3%	15.7%	16.5%
EBIT(1)	(18.8)	(69.8)	59.1	55.8	98.4	142.8	155.2	176.2	215.0
Margin	(1.7)%	(5.7)%	4.4%	3.1%	5.5%	7.8%	8.2%	8.9%	10.3%
Net Income(2)	(57.6)	(105.9)	(39.8)	(56.7)	(51.0)	15.4	28.7	64.4	88.3
Margin	(5.2)%	(8.7)%	(3.0)%	(3.2)%	(2.9)%	0.8%	1.5%	3.3%	4.2%
Capex	274.9	101.9	82.8	100.9	95.0	109.7	117.9	84.6	76.9

Screens / Theater	13.8	15.4	16.0	14.7	15.3	15.6	15.9	16.2	16.4
Revenue / Screen ($000s)	$384	$439	$461	$507	$503	$517	$527	$543	$577
EBITDA / Screen ($000s)	$40	$48	$56	$66	$71	$78	$81	$85	$95
Attendance / Screen (000s)	53	55	55	56	53	52	52	52	54
Revenue / Attendance	$7.30	$8.04	$8.45	$9.04	$9.53	$9.95	$10.18	$10.39	$10.60

Source: AMC Management

(1)     FY 2004 adds back $5.5mm of Loews-related M&A expenses.  FY 2005 adds back $2.3mm of M&A related expenses

(2)     Net Income to Common Shareholders as reported.  Assume preferreds converted to common end of FY 2006

AMC Drivers of Growth

Drivers of Growth(1)	Risks to Projections
• Attendance per screen growing from 52,762 in 2004 to 54,496 in 2008 – a CAGR of 0.8%	• Attendance driven by popularity of films released by studios • Assumes movie-going remains a popular pastime and does not lose share to other forms of entertainment

• Average ticket prices increasing from $6.52 in 2004 to $7.24 in 2008 – a CAGR of 2.6%

•   Continued customer acceptance of ticket price increases (but little to no price sensitivity displayed to date)

•    Risk that crossing $10 price threshold may deter some customers (but has not been the case in L.A. or New York)

• Concession revenue growth, with 4.0% CAGR from 2004 to 2008	• Continued customer acceptance of concession price increases (but tests of further price increases have been positive) • Continued popularity of food and beverage selection offered by AMC

• Growth in NCN revenue (on-screen advertising network) from $52mm in 2004 to $62mm in 2008 – a CAGR of 4.2%	• Assumes that advertisers will see the value of pre-movie advertising • Assumes that customers will not react negatively to pre-movie advertising

• Continued expense management, yielding EBITDA margins of 14.2% in 2004 to 16.5% in 2008	• Assumes that AMC film-buying group will maintain margins over studios • Assumes AMC can continue to manage operating expenses

(1)     Source: AMC Management

AMC Financials

Quarterly Income Statement

($ in millions)

	FY 2004: Historical Financials					FY 2005: Projected Financials
	Q1	Q2	Q3	Q4		Q1	Q2	Q3	Q4
Fiscal Year Ending March,	7/03/03	10/02/03	1/01/04	4/01/04	FY 2004	7/01/04	9/30/04	12/30/04	3/31/05	FY 2005

Weeks in Quarter	13	13	13	13		13	13	13	13
Theaters	240	233	235	232	232	232	233	234	231	231
Screens	3,544	3,499	3,563	3,544	3,544	3,544	3,554	3,582	3,561	3,561
Attendance (000’s)	50,004	46,440	48,920	41,625	186,989	49,769	48,355	45,130	41,631	184,885
Revenue	$471.8	$436.6	$471.6	$402.7	$1,782.8	$486.7	$477.5	$457.4	$418.4	$1,840.0
YoY Sales Growth						3.1%	9.4%	(3.0)%	3.9%	3.2%
EBITDA(1)	69.4	58.1	74.9	45.5	253.3	79.0	73.6	69.4	53.9	278.2
Margin	14.7%	13.3%	15.9%	11.3%	14.2%	16.2%	15.4%	15.2%	12.9%	15.1%
YoY EBITDA Growth						13.9%	26.7%	(7.3)%	18.5%	9.8%
Quarterly EBITDA as % of FY EBITDA	27.4%	22.9%	29.6%	18.0%		28.4%	26.5%	25.0%	19.4%
LTM EBITDA(1)	237.8	236.6	258.1	253.3		263.5	278.9	271.7	278.2
Rent Expense	78.3	78.2	78.8	78.8	314.0	83.3	82.0	82.4	82.0	329.7
EBITDAR	147.6	136.3	153.6	124.3	567.4	162.3	155.6	151.9	135.9	608.0
Margin	31.3%	31.2%	32.6%	30.9%	31.8%	33.3%	32.6%	33.2%	32.5%	33.0%
Capex	24.2	19.1	29.4	22.4	95.0	26.8	25.3	29.2	28.3	109.7

Screens / Theater	14.8	15.0	15.2	15.3	15.3	15.3	15.3	15.3	15.4	15.4
Revenue / Screen ($000s)	$133	$125	$132	$114	$503	$137	$134	$128	$117	$517
EBITDA / Screen ($000s)	$20	$17	$21	$13	$71	$22	$21	$19	$15	$78
Attendance / Screen (000s)	14	13	14	12	53	14	14	13	12	52
Revenue / Attendance	$9.44	$9.40	$9.64	$9.68	$9.53	$9.78	$9.88	$10.14	$10.05	$9.95

Source: AMC Management

(1)     LTM EBITDA ending 4/01/04 adjusted for $5.5mm of Loews related M&A expenses; assumes expenses evenly incurred over three quarters from quarter ending 10/02/03 to quarter ending 4/01/04.  LTM EBITDA ending 7/01/04 and 9/30/04 adjusted for $5.993mm and $5.925mm respectively of M&A-related expenses.

AMC Financial Performance for Q1 FY2005

Comparison with Plan and Wall Street Estimates(1)

($ in millions)

				Wall Street Estimates
	AMC Actual	AMC Plan	Delta	Plan	Delta
Revenues	$486.7	$517.8	$(31.1)	$496.3	$(9.6)

Adjusted EBITDA	$79.0	$88.4	$(9.4)	$74.3	$4.7
% Margin	16.2%	17.1%	(0.8)%	15.0%	1.3%

LTM Adjusted EBITDA(2)	$263.5	$272.8	$(9.4)	$258.7	$4.7

Debt(3)	$747.1	$747.1	$0.0
Cash(3)	$395.0	$365.0	$30.0
Net Debt	$352.1	$382.1	$(30.0)

(1)     Based on mean of research estimates from Bear Stearns, Thomas Weisel, and RBC Capital all dated June 2004. Wall Street research adjusted for $5.993mm of M&A related expenses for LTM ending 7/1/04 and restatement of past quarters.

(2)     LTM Adjusted EBITDA in AMC plan represents the May 2004 projection of $272.1mm adjusted for the restatement of past quarters (which changed LTM EBITDA ex-Q1 FY2005) and M&A-related expenses above the $5.508mm incurred from Loews in FY 2004.

(3)     AMC Actual debt and cash from 7/1/04 balance sheet provided by AMC management.

AMC Balance Sheet

As of 1-April-04

($ in millions)

04/01/04
Current assets:
Cash and equivalents	333.2
Receivables, net of allowance for doubtful accounts of $1,118 and $1,581 as of April 1, 2004 and April 3, 2003, respectively	39.8
Other current assets	62.7
Total current assets	435.7
Property, net	777.3
Intangible assets, net	23.9
Goodwill	71.7
Deferred income taxes	143.9
Other long-term assets	53.9
Total assets	1506.5

Current liabilities:
Accounts payable	107.2
Accrued expenses and other liabilities	112.4
Deferred revenues and income	76.1
Current maturities of corporate borrowings and capital and financing lease obligations	2.7
Total current liabilities	298.5
Corporate borrowings	686.4
Capital and financing lease obligations	58.5
Other long-term liabilities	182.5
Total liabilities	1225.9
Commitments and contingencies
Stockholders’ equity:
Series A Convertible Preferred Stock, (liquidation preference of $304,525 and $284,828 as of April 1, 2004 and April 3, 2003, respectively)	0.2
Convertible Class B Stock	2.0
Common / Other Equity	278.4
Total stockholders’ equity	280.6

Total liabilities and stockholders’ equity	1506.5

Source: Public Filings

AMC Cash Flow Statement

As of 1-April-04

($ in millions)

04/01/04
Cash flows from operating activities:
Net loss	(11)
Depreciation and amortization	125
Non-cash portion of special and stock-based compensation	9
Non-cash portion of pension and post-retirement expense	6
Impairment of long-lived assets	16
Deferred income taxes	15
Disposition of assets and other gains	(3)
Loss on sale—discontinued operations	6
Loss on repurchase of Notes due 2009 and 2011	14
Change in assets and liabilities, net of effects from acquisition of GC Companies Inc.:
Receivables	(5)
Other assets	(10)
Accounts payable	14
Accrued expenses and other liabilities	4
Other, net	4
Net cash provided by operating activities	$183
Cash flows from investing activities:
Capital expenditures	(95)
Proceeds from sale/leasebacks	64
Acquisition of MegaStar Cinemas, L.L.C., net of cash acquired	(13)
Acquisition of GC Companies, Inc., net of cash acquired and proceeds from sale	(2)
Purchase of leased furniture, fixtures and equipment	(16)
Payment on disposal—discontinued operations	(5)
Proceeds from disposition of long-term assets	9
Other, net	(11)
Net cash used in investing activities	(69)
Cash flows from financing activities:
Proceeds from issuance of 8% Senior Subordinated Notes due 2014	294
Repurchase of Notes due 2009 and 2011	(292)
Principal payments under capital and financing lease obligations	(3)
Deferred financing costs on credit facility due 2009	(4)
Change in cash overdrafts	(19)
Change in construction payables	(4)
Proceeds from exercise of stock options	4
Treasury Stock purchases and other	(0)
Net cash provided by (used in) financing activities	(25)
Effect of exchange rate changes on cash and equivalents	(0)
Net increase in cash and equivalents	89
Cash and equivalents at beginning of year	244
Cash and equivalents at end of year	333

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid (refunded) during the period for:
Interest	78
Income Taxes, net	4
Schedule of non-cash investing and financing activities:
Preferred dividends	40

Source: Public Filings

AMC Status Quo Ownership

	Existing Capital Structure
	Shares			Vote (Non-Converted)		Vote (Preferred Converted)
	Amount	Percent	% Diluted	Amount	Percent	Amount	Percent

Preferred (as of April 19, 2004)
Apollo	37.99	47.3%	47.0%	—	0.0%	37.99	35.2%
AP Entertainment (Controlled by Apollo)	2.22	2.8%	2.7%	—	0.0%	2.22	2.1%
Sandler(1)	2.53	3.1%	3.1%	2.53	3.7%	2.53	2.3%
Total Preferred	42.73	53.2%	52.9%	2.53	3.7%	42.73	39.6%

Common
Public	30.02	37.3%	37.2%	30.02	44.4%	30.02	27.8%
Sandler	1.89	2.3%	2.3%	1.89	2.8%	1.89	1.7%
Apollo	0.17	0.2%	0.2%	0.17	0.2%	0.17	0.2%
Onex	2.52	3.1%	3.1%	2.52	3.7%	2.52	2.3%
Total Common	34.59	43.0%	42.8%	34.59	51.1%	34.59	32.1%

Class B
Trust	3.05	3.8%	3.8%	30.52	45.1%	30.52	28.3%

Total AMC	80.38	100.0%	99.5%	67.64	100.0%	107.84	100.0%
Options Dilution Shares @ $19.50 per share	0.41		0.5%
Total AMC Fully Diluted	80.79		100.0%

Total Apollo controlled shares	40.37	50.2%	50.0%	0.17	0.2%	40.37	37.4%

Source: AMC Management as of June 2004

(1) Preferred shares held by stockholders other than Apollo vote on an as-converted basis.

AMC Share Count Analysis

	Total Equivalent Common Stock
Equity Type	Date	Change of Control Common Equivalent Shares	Status Quo Common Equivalent Shares
Common Stock	04.01.2004	33,811,756	33,811,756
Additional Common Stock(1)	06.02.2004	148,148	148,148
Total		33,959,904	33,959,904

Class B Shares	04.01.2004	3,051,597	3,051,597
Total		3,051,597	3,051,597

Options outstanding	04.01.2004	119,693	119,693
Additional options outstanding(2)	09.30.2004	286,599	286,599
Total		406,292	406,292

Stock awards	04.01.2004	72,783	72,783
Long Term Incentive Plan(3)	09.30.2004	560,715	560,715
Total		633,498	633,498

Series A Preferred(4)	04.01.2004	42,590,909	42,590,909
Additional Series A Preferred(5)	04.19.2004	143,077	143,077
Additional Change of Control PIK(6)	09.30.2004	4,672,973	—
Total		47,406,959	42,733,986

Total Equivalent Common Stock at $19.50 per share		85,458,250	80,785,277

Total Common Equivalent Shares Pre-Options and Pre-Change of Control PIK		80,378,985	80,378,985

Source: Share count per AMC Management as of June 2004

(1)     Additional General Cinema shares issued on 06.02.2004

(2)     Additional options outstanding (in the money) at a share price of $19.50 as of 09.30.2004

(3)     Represents $846.7mm of Long Term Incentive Plan shares. Assumes a share price of $15.10

(4)     Represents $304.5mm of Series A preferred shares at a strike price of $7.15.

(5)     Represents $1.0mm of additional PIK for the period 04.01.2004 to 04.19.2004 at a strike price of $7.15

(6)     Represents $33.4mm of additional PIK for the period 09.30.2004 to 04.19.2006 at a strike price of $7.15

III. Valuation Discussion

Analysis of Premia Paid and Implied EBITDA Multiples

Transaction Price		$19.50
Current Share Price at 07/16/04		$14.55
% Premium to Current Share Price		34.0%

Premium to Share Prices(1)
52 week high	$16.70	16.8%
52 week average	$14.36	35.8%
52 week low	$10.00	95.0%

Three year high	$16.70	16.8%
Three year average	$11.90	63.9%
Three year low	$6.11	219.1%

Three month average	$15.29	27.5%
Six month average	$15.21	28.2%

		Change of Control Case				Status Quo Case
Implied Enterprise Value		Common Equivalent Shares		Value	%
Class A Common Shares (including Option Dilution Shares)		35.0		$682	41.0%
Class B		3.1		60	3.6%
Preferred Shares Purchased in Transaction (Including Change of Control Shares)		27.5		536	32.2%
Total Shares Purchased in Transaction		65.6		$1,278	76.7%
Preferred Shares Rolling into Pro Forma Company		19.9		388	23.3%
Total AMC Common Equivalent Shares(2)		85.5		$1,666	100.0%	80.8
Implied Equity Value(2)		$1,666				$1,575
Plus: Net Debt(3)		386				386
AMC Enterprise Value		$2,052				$1,961

EBITDA
CY 2003(4)	$258.1	7.95	x			7.60	x
LTM 4.01.04(4)	$253.3	8.10	x			7.74	x
LTM 7.01.04(4)	$263.5	7.79	x			7.44	x
LTM 9.30.04(4)	$278.9	7.36	x			7.03	x
CY 2004(4)	$271.7	7.56	x			7.22	x
FY 2005	$278.2	7.38	x			7.05	x

Source: AMC Management

(1)     Based on historical closing prices.

(2)     Implied equity value applying $19.50 per share value to entire share count, including equity rolled by Apollo.

Preferred share count includes PIK dividends through April 19, 2004 - the end of the mandatory PIK dividend period. Status Quo share count does not include preferred change of control shares. Change of Control share count includes 4.7mm shares issued to preferred holders in change of control.

(3)     Cash projected balance for 9/30/04.

(4)     Full year FY 2004 adds back $5.5mm of Loews-related M&A expenses. LTM EBITDA ending 4/01/04 adjusted for $5.5mm of M&A-related expenses; assumes expenses evenly incurred over three quarters from quarter ending 10/02/03 to quarter ending 4/01/04. LTM EBITDA ending 7/01/04 and 9/30/04 adjusted for $5.993mm and $5.925mm respectively of M&A-related expenses.

AMC Stock Price Performance

AMC Share Price of $14.55 as of July 16, 2004

Since IPO	Last Five Years

[CHART]	[CHART]

Last Three Years	Last Year

[CHART]	[CHART]

Source: FactSet

AMC Stock Price Performance and Trading Volume

Year to Date, AMC Share Price of $14.55 as of July 16, 2004

[CHART]

Source: FactSet

AMC Indexed Stock Price Performance

Versus Peers and S&P 500 as of July 16, 2004

Since IPO	Last Five Years

[CHART]	[CHART]

Last Three Years	Last Year(1)

[CHART]	[CHART]

Source: FactSet

(1) No adjustments made to normalize for special dividends or quarterly dividends.

AMC Indexed Stock Price Performance

Versus Peers and S&P 500, Year to Date as of July 16, 2004(1)

[CHART]

Source: FactSet

(1) No adjustments made to normalize for special dividends or quarterly dividends.

AMC Shares Traded At Various Prices

As of July 16, 2004

Three Years	One Year

[CHART]	[CHART]

Six Months	Three Months

[CHART]	[CHART]

Source: FactSet.  Calculation of shares traded as a percent of shares outstanding based on Class A shares outstanding

Comparison of Selected Theatre Exhibitors

($ in millions, except per share data)

Name	Note	Price $ (07/16/04)	% of 52- Wk High	Equity Value	Debt	Cash	Net Debt	Enterprise Value	EBITDA Multiple				EBITDAR Multiple				Debt /
									LTM 3.31.04		CY 2004E		LTM 3.31.04		CY 2004E		LTM EBITDA
AMC	(1)	$14.55	87.1%	$1,161	$748	$333	$414	$1,576	6.2	x	6.3	x	7.2	x	7.3	x	3.0	x
			Diluted shares:	80					$253.3		$250.7		$567.4		$593.4
			Margin						14.2%		13.7%		31.8%		32.4%
Carmike	(2)	36.23	88.8%	478	303	27	276	754	7.2	x	7.3	x	7.5	x	7.6	x	2.9	x
			Diluted shares:	13					$104.2		$102.8		152.4		153.8
			Margin						20.6%		20.0%		30.1%		30.0%
Regal	(3)	17.83	77.1%	2,960	1,793	286	1,510	4,471	8.4	x	7.8	x	8.2	x	7.9	x	3.4	x
			Diluted shares:	166					$533.6		$570.6		$817.8		$868.7
			Margin						21.3%		21.5%		32.7%		32.7%

Note: RGC projections per Wall Street research; CKEC projections per Wall Street research.  AEN projections per Wall Street research.

(1)          Share count reflects common-equivalent treatment of Apollo Preferred and Class B per AMC 4/01/04 10K filing.  Net debt per 4/01/04 10K filing. LTM EBITDA adjusted for $5.5mm of Loews-related merger expenses.

(2)          Pro forma for offerings.  Diluted shares outstanding includes future shares to be delivered to management.

(3)          $240.0mm convertible with strike price of $16.14 treated as equity. Pro forma for special dividend paid on June 3, 2004.  Not adjusted for $226mm theatre transactions announced April 27, 2004 because transactions have yet to fully close.

AMC Historical EBITDA Analysis

[CHART]

Comparison of Selected US Precedent Transactions

($ in millions)

Announcement Date	Acquiror	Target		Enterprise Value	Enterprise Value / LTM EBITDA
	US Transactions - Since 2000
21-Jun-04	Bain, Carlyle and Spectrum	Loews Cineplex(1)		$1,470	7.5	x
12-Mar-04	Madison Dearborn	Cinemark		$1,572	7.5	x
4-Feb-03	Regal Cinemas	Hoyts		$223	5.2	x
29-Jan-02	AMC Entertainment	Gulf State Theatres		$45	5.5	x
12-Jul-01	AMC Entertainment	General Cinemas		$185	5.0	x
30-Oct-01	Anschutz, Oaktree	Regal Cinemas		NA	—
5-Oct-01	Anschutz	Edwards		$305	—
20-Apr-01	Apollo	AMC		$923	6.3	x
15-Feb-01	Oaktree, Onex	Loews Cineplex		$850	6.6	x
9-Jun-00	Anschutz	UA		$380	—
			High	$1,572	7.5	x
			Low	$45	5.0	x

	US Transactions - Before 2000
23-Dec-99	Time Warner	Mann Theatres		$91	—
23-Nov-98	GS PIA	Carmike		$621	7.4	x
19-Jan-98	Hicks Muse, KKR	Regal Cinemas		$1,443	13.2	x
24-Nov-97	WestStar Holdings	Cinamerica Theatres		$165	8.0	x
10-Sep-97	KKR	Act III Theatres		$665	11.4	x
6-Nov-97	Regal Cinemas	Cobb Theatres		$200	11.9	x
			High	$1,443	13.2	x
			Low	$91	7.4	x

Source: Public filings, press releases, and Wall Street research

(1)  Multiple based on LTM attributable EBITDA through March 31, 2004.  Loews LTM attributable EBITDA through June 30, 2004 of $203mm implies a transaction multiple of 7.2x LTM June 30, 2004 attributable EBITDA.  Loews LTM attributable EBITDA through December 31, 2003 of $190mm implies a transaction multiple of 7.7x LTM December 31, 2003 attributable EBITDA.

DCF Enterprise Value Analysis

Framework of Analysis Using Projections through 2008

($ in millions, except per share data)

Fiscal Year Ending March 31,	2004	9.30.04 - 3.31.05	2006	2007	2008	Terminal Year(1)
Revenue	$1,782.8	$875.8	$1,885.1	$1,970.3	$2,093.8	$2,093.8
EBITDA	$247.8	$123.4	$288.0	$310.1	$345.7	$345.7
Less: Capex	$95.0	$57.6	$117.9	$84.6	$76.9	$112.5
Less: Change in NWC	$(32.5)	$(32.1)	$(8.1)	$(12.6)	$(17.4)	$(11.0)
Less: Taxes at 41.0% Rate	50.5	26.2	71.4	79.6	95.6	95.6
Unlevered FCF	$134.7	$71.7	$106.8	$158.5	$190.6	$148.5

Source: AMC Management

(1)                                  Terminal year normalized by bringing change in NWC to -$11.0mm. Assumes normalized capital expenditures equal to $112.5mm (Tax D&A in 2008) and adds back present value of differential between annual $112.5mm of normalized capex and near term capex trend.

DCF Enterprise Value Analysis

Sensitivity to WACC and Terminal EBITDA Multiples

($ in millions, except per share data)

DCF Enterprise Value Sensitivity to 2008 Terminal Multiple

2008 Terminal Multiple	WACC
	8.00%	9.00%	10.00%

5.0 x	$1,810	$1,760	$1,711
5.5 x	$1,942	$1,887	$1,835
6.0 x	$2,074	$2,015	$1,959
6.5 x	$2,206	$2,143	$2,083
7.0 x	$2,338	$2,271	$2,206
7.5 x	$2,470	$2,399	$2,330

DCF Enterprise Value Sensitivity to Perpetuity Growth Rate(1)

Perpetuity Growth Rate	WACC
	8.00%	9.00%	10.00%

0.0%	$2,171	$1,942	$1,758
0.5%	$2,268	$2,016	$1,815
1.0%	$2,379	$2,100	$1,880
1.5%	$2,508	$2,195	$1,952

Note: AMC Management plan as of July 2004 is source for projections.  DCF value adds back present value of NOLs.

(1)          Terminal value calculated based on normalized terminal free cash flow, assuming normalized change in working capital of ($11)mm.  Assumes normalized capital expenditures equal to $112.5mm (Tax D&A in 2008) and adds back present value of differential between annual $112.5mm of normalized capex and near term capex trend.

DCF Enterprise Value Analysis – Status Quo Case(1)

Sensitivity to WACC and Terminal EBITDA Multiples

($ in millions, except per share data)

Implied Share Price Sensitivity to 2008 Terminal Multiple

2008 Terminal Multiple	WACC
	8.00%	9.00%	10.00%

5.0 x	$17.29	$16.67	$16.08
5.5 x	$18.90	$18.24	$17.60
6.0 x	$20.52	$19.80	$19.12
6.5 x	$22.13	$21.37	$20.63
7.0 x	$23.74	$22.93	$22.14
7.5 x	$25.36	$24.49	$23.65

Implied Share Price Sensitivity to Perpetuity Growth Rate(2)

Perpetuity Growth Rate	WACC
	8.00%	9.00%	10.00%

0.0%	$21.70	$18.91	$16.65
0.5%	$22.89	$19.82	$17.36
1.0%	$24.25	$20.84	$18.15
1.5%	$25.83	$22.00	$19.04

Note: AMC Management plan as of July 2004 is source for projections.  DCF value adds back present value of NOLs.

(1)          Status Quo case assumes AMC pays preferred dividends in cash through 2006 and no transaction.  Assumes no preferred change of control shares.

(2)          Terminal value calculated based on normalized terminal free cash flow, assuming normalized change in working capital of ($11)mm.  Assumes normalized capital expenditures equal to $112.5mm (Tax D&A in 2008) and adds back present value of differential between annual $112.5mm of normalized capex and near term capex trend.

DCF Enterprise Value Analysis – Change of Control Case(1)

Sensitivity to WACC and Terminal EBITDA Multiples

($ in millions, except per share data)

Implied Share Price Sensitivity to 2008 Terminal Multiple

2008 Terminal Multiple	WACC
	8.00%	9.00%	10.00%

5.0 x	$16.69	$16.10	$15.54
5.5 x	$18.22	$17.59	$16.98
6.0 x	$19.75	$19.07	$18.42
6.5 x	$21.27	$20.55	$19.85
7.0 x	$22.80	$22.02	$21.28
7.5 x	$24.32	$23.50	$22.71

Implied Share Price Sensitivity to Perpetuity Growth Rate(2)

Perpetuity Growth Rate	WACC
	8.00%	9.00%	10.00%

0.0%	$20.87	$18.23	$16.08
0.5%	$21.99	$19.08	$16.75
1.0%	$23.28	$20.05	$17.50
1.5%	$24.77	$21.14	$18.34

Source:  AMC Management projections as of July 2004

(1)          Change of control case assumes AMC transaction with preferred change of control shares issued.

(2)          Terminal value calculated based on normalized terminal free cash flow, assuming normalized change in working capital of ($11)mm.  Assumes normalized capital expenditures equal to $112.5mm (Tax D&A in 2008) and adds back present value of differential between annual $112.5mm of normalized capex and near term capex trend.

Comparison of Wall Street Research DCF Models

			Price	DCF Value
Bank	Dates	Recommendation	Target	Per Share
RBC Capital Markets	06.15.2004	Outperform	$18.00	$18.33
Citigroup	06.10.2004	Hold	$16.00	$16.00
Bear Stearns	06.10.2004	Outperform	$18.00	NA
Lehman Brothers(1)	03.31.2004	2-Equal Weight	$17.00	$17.00
CSFB	01.28.2004	Neutral	$15.00	$15.00
Banc of America(2)	01.28.2004	Buy	$19.00	$18.00
Jefferies	01.23.2004	Buy	$22.00	$15.00

Source: Wall Street research and IBES

(1)          Lehman Brothers DCF Value based on Levered Cash Flows instead of Unlevered Cash flows.

(2)          Banc of America applies a 30% equity “public discount” to the derived DCF equity value to calculate value per share.

Grey Page

Sale of Company – 5.2x LTM EBITDA Leverage

Sources and Uses, Capitalization ($ in millions)

Cash Sale at $19.50 Per Share

Total Sources

New Bank Debt	$0
New OpCo Notes(2)	455
New HoldCo Notes(3)	170
New Private Equity(1)	792
Total Sources	$1,417

Total Uses

Equity Purchased(1)	$1,666
Retiring AMC Bonds	0
Cash from AMC Balance Sheet	(334)
Transaction Expenses (Illustrative)(4)	85
Total Uses	$1,417

	AMC Status Quo				Rent Adjusted Debt /
	As of 9/30/04	Pro Forma	Debt / LTM EBITDA		EBITDAR
Capital Leases	57	57	0.22	x	4.48	x
New Term Loan B at Libor + 300 bps	0	0	0.22	x	4.48	x
Total Bank Debt and Capital Leases	$57	$57	0.22	x	4.48	x

New Senior Unsecured Notes due 2012 at Libor + 400 bps	0	305	1.37	x	5.00	x
New 7.875% Senior Unsecured Notes due 2013	0	150	1.94	x	5.26	x
9.5% Sr. Sub. Notes 2011 (currently callable at 104.75)	214	214	2.76	x	5.63	x
9 7/8% Sr. Sub. Notes 2012 (callable Feb 2007 at 104.938)	173	173	3.41	x	5.92	x
8.0% Sr. Sub. Notes 2014	300	300	4.55	x	6.44	x
New 11.00% HoldCo PIK Notes due 2015	0	170	5.20	x	6.73	x
Total Debt	$744	$1,369	5.20	x	6.73	x

Shareholders’ Equity (Market Value)	1,172		792
Total Capitalization	$1,916		$2,161
Equity as % of Total Capitalization	61%		37%

Cash and Equivalents	$360		$26
Net Debt	$383		$1,343

LTM EBITDA (6.30.04)(5)	$263		$263
Rent Expense	319		319
LTM EBITDAR	582		582
LTM Interest Expense	68		117
LTM EBITDA / Interest	3.9	x	2.2	x

Source: AMC projections per AMC management plan as of July 2004.  Sources and uses and pro forma capitalization structure per AMC preliminary offering memorandum.

(1)          Share count includes 4.7mm shares from preferreds settlement.

(2)          Includes $305.0mm of senior unsecured notes due 2012 at Libor + 400 bps and $150.0mm of senior unsecured notes due 2013 at 7.875%.

(3)          HoldCo bonds used to finance the amount of equity repurchased that exceeds the sum of the bond restricted payments basket and the new private equity investment.

(4)          Includes advisory and financing fees.

(5)          Adjusted for $5.993mm of M&A related expenses.

Sale of Company – 5.2x LTM EBITDA Leverage

IRR Sensitivity Analysis(1)

Private Equity Investment Cost / Share

2009 EBITDA Trading Multiple	$ 19.50

5.5 x	5.9%
6.0 x	9.5%
6.5 x	12.8%
7.0 x	15.7%
7.5 x	18.4%
8.0 x	21.0%

(1)          Assumes transaction close date of 9-30-04 and IRR period of 4.5 years to FYE 2009 (3-31-09).  Assumes management equity options for 5% of equity with strike price same as transaction price.

IV. Review of Alternatives

Summary of Alternatives

Scenario	Description	Considerations
A. Status Quo	• Continue to run business status quo – short term / long term

B. Recapitalization	• Add leverage and use excess cash from balance sheet to fund transaction	• Value

	• Pay special dividend or share repurchase to equity holders Potential for simplification of capital structure	• Form of Value

C. Recapitalization with Private Equity Investment	• Add leverage and use excess cash from balance sheet to fund transaction	• Impact on Business

	• New private equity investor makes equity investment in AMC	• Leverage / Financial Flexibility

	• Proceeds to redeem share of Apollo’s preferred and tender for part of AMC’s public shares	• Governance

D. Sale of Company	• Sale to private equity investor or sale to another industry player	• Executability

	• Existing shareholders receive purchase consideration	• Timing

E. Merger with Another Industry Player	• Merger with an industry player

• Existing shareholders receive purchase consideration

Status Quo

Implied Share Price Sensitivity to Public Investors’ Annual Rate of Return and Future Trading Multiple

2009 EBITDA Trading Multiple	Annual Rate of Return for Investors
	10.0%	15.0%	20.0%

5.5 x	$17.03	$13.95	$11.53
6.5 x	$19.84	$16.28	$13.45
7.5 x	$22.65	$18.59	$15.37

Note: AMC projections per AMC management plan as of July 2004.  Assumes Series A Preferred converted in 2006 to common equity.

Recapitalization

Sources and Uses and Pro Forma Capitalization for 3.75x Leverage

($ in millions)

Total Sources

New 1st Lien Bank Facilities	$0
New Senior Unsecured Notes at 7.875%	244
Cash from AMC Balance Sheet	334
Total Sources	$579

Total Uses

Special Dividend	$536
Transaction Expenses (Illustrative)(1)	43
Total Uses	$579

	AMC Status Quo 9/30/04	Pro Forma for Recapitalization	Debt / EBITDA		Rent Adj. Debt / EBITDAR
Revolving Credit Facility	$0	$0	0.00	x	4.38	x
Capital Leases	57	57	0.22	x	4.48	x
New 1st Lien Bank Facilities	0	0	0.22	x	4.48	x
Total Secured Debt	$57	$57	0.22	x	4.48	x

New 7.875% Senior Unsecured Notes due 2013	0	244	1.14	x	4.90	x
9.5% Sr. Sub. Notes 2011	214	214	1.96	x	5.27	x
9 7/8% Sr. Sub. Notes 2012	173	173	2.61	x	5.56	x
8.0% Sr. Sub. Notes 2014	300	300	3.75	x	6.08	x
Total Debt	$744	$988	3.75	x	6.08	x

Equity (Market Value at $14.55 per share)	1,172		637
Total Capitalization	$1,916		$1,625

Fully Diluted Ownership
AMC Public Ownership (incl. Class B)	49.9%		49.9%
Apollo Ownership	50.1%		50.1%

Cash and Equivalents	$360		$26
Net Debt	383		962

LTM EBITDA (at June 30, 2004)(2)	$263		$263
Rent Expense	319		319
LTM EBITDAR	582		582
LTM Interest Expense	68		87
LTM EBITDA / Interest	3.9	x	3.0	x

Source: AMC projections per AMC management plan as of July 2004.

(1)          Includes advisory and financing fees and assumed illustrative expenses for conversion of preferred shares to common.

(2)          Adjusted for $5.993mm of M&A related expenses.

Recapitalization

Potential Share Price Impact for 3.75x Leverage

Implied Share Prices

	LTM EBITDA Multiple (LTM Through June 30, 2004)
	5.5 x	6.0 x	6.5 x	7.0 x	7.5 x

Implied Share Price (Ex-Dividend)	$6.05	$7.68	$9.31	$10.94	$12.56

Implied Share Price (Incl.-Dividend)	$12.70	$14.33	$15.96	$17.58	$19.19

Implied Share Price (Including Dividend) Sensitivity to Public Investors’ Annual Rate of Return and Future Trading Multiple

2009 EBITDA Trading Multiple	Annual Rate of Return for Investors
	10.0%	15.0%	20.0%
5.5 x	$18.81	$16.62	$14.89

6.5 x	$21.62	$18.93	$16.81

7.5 x	$24.43	$21.23	$18.71

Note: AMC projections per AMC management plan as of July 2004.  A $536mm special dividend implies a $6.65 special dividend per share for 80.6mm fully diluted shares outstanding.  AMC LTM EBITDA as of June 30, 2004 of $263.5mm.

Recapitalization with Private Equity Investment

Sources and Uses and Capitalization for $384mm Private Equity Investment and $576mm Share Repurchase at $19.00 / share

($ in millions)

Total Sources

New 1st Lien Bank Facilities	$0
New Senior Unsecured Notes at 7.875%	286
Cash from AMC Balance Sheet	334
New Convertible Preferred (3.00% PIK Dividend at $19.00 Conversion Price)	384
Total Sources	$1,004

Total Uses

Tender for AMC shares at $19.00 per share	$576
Purchase of Apollo Shares	384
Transaction Expenses (Illustrative)(1)	44
Total Uses	$1,004

	AMC Status	Pro Forma for			Rent Adj. Debt /
	Quo 9/30/04	Recapitalization	Debt / EBITDA		EBITDAR
Revolving Credit Facility	$0	$0	0.00	x	4.38	x
Capital Leases	57	57	0.22	x	4.48	x
New 1st Lien Bank Facilities	0	0	0.22	x	4.48	x
Total Secured Debt	$57	$57	0.22	x	4.48	x

New 7.875% Senior Unsecured Notes due 2013	0	286	1.30	x	4.97	x
9.5% Sr. Sub. Notes 2011	214	214	2.11	x	5.34	x
9 7/8% Sr. Sub. Notes 2012	173	173	2.77	x	5.63	x
8.0% Sr. Sub. Notes 2014	300	300	3.91	x	6.15	x
Total Debt	$744	$1,029	3.91	x	6.15	x
Total Debt + Preferred		$1,796	6.82	x	7.47	x

Equity (Market Value at $19.00 per share)	1,534		959
Total Capitalization	$2,278		$1,988

Fully Diluted Ownership
AMC Public Ownership (incl. Class B)	50.0%		20.0%
Apollo Ownership	50.0%		40.0%
New Private Equity Investor Ownership	0.0%		40.0%

Cash and Equivalents	$360		$26
Net Debt	383		1,003

LTM EBITDA (at June 30, 2004)(2)	$263		$263
Rent Expense	319		319
LTM EBITDAR	582		582
LTM Interest Expense	68		91
LTM EBITDA / Interest	3.9	x	2.9	x

Valuation analysis and assumptions are not intended to reflect actual prices.  They serve the purpose only of illustrating the financial impact and mechanics of the transaction.

Source: AMC projections per AMC management plan as of July 2004.

(1)                                  Includes advisory and financing fees and assumed illustrative expenses for conversion of preferred shares to new preferred shares.

(2)                                  Adjusted for $5.993mm of M&A related expenses.

Recapitalization with Private Equity Investment

Share Price Impact for $384mm Private Equity Convertible Preferred Investment

Implied Share Price: Sensitivity to EBITDA Multiple Valuation

	LTM (6.30.04) EBITDA Multiple
	5.5 x	6.0 x	6.5 x	7.0 x	7.5 x

Implied Share Price	NM	NM	NM	$7.31	$19.13

Implied Share Price Sensitivity to Required Public Equity Investors’ Annual Rate of Return and Future Trading Multiple

Value of Remaining Public Common Stock(1)

2009 EBITDA Trading Multiple	Annual Rate of Return for Investors
	10.0%	15.0%	20.0%

5.5 x	$16.70	$13.67	$11.29
6.5 x	$20.68	$16.93	$13.98
7.5 x	$24.66	$20.19	$16.67

Total Value to AMC Public Common Stockholders(1)

2009 EBITDA Trading Multiple	Annual Rate of Return for Investors
	10.0%	15.0%	20.0%

5.5 x	$18.43	$17.67	$17.07
6.5 x	$19.42	$18.48	$17.75
7.5 x	$20.41	$19.30	$18.42

Note: AMC projections per AMC management plan as of July 2004.  Valuation analysis and assumptions are not intended to reflect actual prices or where the shares will actually trade.  They serve the purpose only of illustrating the financial impact and mechanics of the transaction.

(1)          Assumes AMC repurchases 75% of its common stock (excluding Apollo) for $19.00 per share.

Recapitalization with Private Equity Investment

Annual Rate of Returns for $384mm Private Equity Convertible Preferred Investment

New Private Equity Investor’s Annual Rate of Return: Sensitivity to Investment Price and Future Trading Multiple

2009 EBITDA Trading Multiple	Sponsor Investor’s Cost per Share
	$ 16.00	$ 18.00	$ 19.00	$ 19.50	$ 20.00	$ 21.00	$ 22.00	$ 24.00

5.5 x	14.4%	11.5%	10.1%	9.5%	8.9%	7.7%	6.6%	4.6%

6.0 x	17.3%	14.3%	12.9%	12.3%	11.6%	10.4%	9.3%	7.2%

6.5 x	20.0%	16.9%	15.5%	14.8%	14.2%	12.9%	11.8%	9.6%

7.0 x	22.5%	19.3%	17.9%	17.2%	16.5%	15.3%	14.1%	11.9%

7.5 x	24.8%	21.5%	20.1%	19.4%	18.7%	17.4%	16.2%	14.0%

Note: AMC projections per AMC management plan as of July 2004.

Valuation analysis and assumptions are not intended to reflect actual prices or where the shares will actually trade.  They serve the purpose only of illustrating the financial impact and mechanics of the transaction.

Merger with Another Industry Player

Key Considerations for a Merger with Another Industry Player

•                  The three most logical players to consider, based on their financial structure and ownership, would be:

	Regal	Cinemark	Loews
Equity Market Cap ($mm)	$ 2,960	Private	Private
LTM EBITDA Multiple	8.4x	7.5x (1)	7.5x (2)
Debt / LTM EBITDA	3.4x (3)	4.8x	5.2x(4)
Owners	Anschutz and Oaktree	Madison Dearborn Partners and Lee Roy Mitchell	Bain, Carlyle, and Spectrum

•                  Business logic

•                  Loews: Combined strength in urban footprints

•                  Cinemark: Complementary urban and suburban footprints

•                  Regal: Would create the clear market leader, with balance between urban and suburban locations

•                  Risk of consummation considerations

•                  Anti-trust risk

•                  Corporate governance

•                  Ability to pay considerations

•                  Leverage ratios and credit rating

•                  Public equity currency and valuation

(1)          LTM EBITDA multiple using LTM EBITDA through December 31, 2003.

(2)          LTM attributable EBITDA multiple using LTM attributable EBITDA through March 31, 2004.

(3)          Treats $240mm convertible as equity because current share price above convertible strike price.

(4)          Based on LTM attributable EBITDA through June 30, 2004 of $203mm.